UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2007

PRESSTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17541	02-0415170

(Commission File Number)	(IRS Employer Identification No.)

55 Executive Drive
Hudson, New Hampshire	03051-4903

(Address of Principal Executive Offices)	(Zip Code)

(603) 595-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2007, the Company executed an employment agreement with Jeffrey Jacobson (the “Agreement”), which commences as of May 10, 2007 (the “Effective Date”) and has an initial term of four years from the Effective Date, unless terminated sooner in accordance with the terms of the Agreement. The Agreement automatically extends for an additional year unless either party gives not less than 180 days notice that they do not wish to have the Agreement extended.

Under the terms of the Agreement, Mr. Jacobson is to receive an annual base salary in the amounts set out below:

Year:  2007  2008  2009  2010 .
Amount:   $600,000       $633,000        $667,000        $700,000

In addition, Mr. Jacobson will be entitled to a guaranteed cash bonus of $400,000 for 2007, and will be payable not later than April 1, 2008.

Beginning in 2008, Mr. Jacobson is also entitled to receive discretionary target bonuses that are not less than a certain percentage of his base salary in the amounts set out below, such bonuses payable upon completion of the Company’s annual audit for the year of the bonus:

Year:  2008  2009  2010 .
Amount:        66.7%             75%  100%

Under the terms of the Agreement, Mr. Jacobson was granted a signing bonus comprised of 300,000 shares of the Company’s restricted stock at $0.01 per share, such shares fully vested on May 10, 2007. Such restricted shares issued pursuant to NASDAQ Rule 4350(i)(1)(A)(iv).

In addition, under the terms of the Agreement, Mr. Jacobson was granted options to purchase 1,000,000 shares of the Company’s stock, with a per share exercise price of $6.14. Such options were Non Plan Nonqualified Stock Options pursuant to NASDAQ Rule 4350(i)(1)(A)(iv). Vesting of such options, which is contingent upon Mr. Jacobson's continued employment with the company, occurs in 200,000 share groups on the following dates: May 10, 2007, January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011.

Under the Agreement, Mr. Jacobson also will receive a monthly automobile allowance of $1,000 per month.

In addition, under the terms of the Agreement, Mr. Jacobson may participate in any other plan or arrangement of the Company related to equity, pension, thrift, profit sharing benefits or other standard employee benefits.

The Agreement may be terminated either (1) by the Board for Cause (as that term is defined in the Agreement); (2) by the Board without Cause; (3) by Mr. Jacobson for Good Reason (as that term is defined in the Agreement); (4) by Mr. Jacobson without Good Reason; (5) upon Mr. Jacobson’s death or Total Disability (as that term is defined in the Agreement); and (6) non extension of the Agreement.

Should the Agreement terminate either by the board without Cause, by Mr. Jacobson for Good Reason, or by reason of Mr. Jacobson’s death or disability, then:
1.	All unvested options, restricted stock and other equity previously granted Mr. Jacobson shall immediately vest; and
2.
Mr. Jacobson receive severance payments in an aggregate amount equal to Mr. Jacobson’s base salary and maximum bonus potential amount (excluding the value of any equity he received) (the “Aggregate Amount”) times 1.5, such amount to be paid in equal payments over eighteen months.

Should the Agreement terminate because Mr. Jacobson gives notice that he does not wish to extend the Agreement, then Mr. Jacobson shall receive severance payments in an aggregate amount of the Aggregate Amount times 1, such amount to be paid in equal payments over eighteen months.

Should the Agreement terminate either by the board for Cause or by Mr. Jacobson without Good Reason, then Mr. Jacobson shall have no right to receive compensation or other benefits.

On May 10, 2007, Presstek, Inc. (the “Company”) announced that Edward J. Marino departed from the Company as President and Chief Executive Officer to pursue other interests.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release of Presstek, Inc. dated May 10, 2007, announcing the appointment of Jeffrey Jacobson as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC. (Registrant)
Date: May 14, 2007	/s/ Jeffrey Cook
Jeffrey Cook Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Presstek, Inc. dated May 10, 2007, announcing the appointment of Jeffrey Jacobson as President and Chief Executive Officer.